Exhibit n(i)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in these Post-Effective Amendments No. 22 & 26 to the Registration Statements on Form N-6, No. 333-31011 & 811-08289 of Flexible Premium Variable Universal Life Insurance Contract of our report dated February 23, 2015 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 29, 2015 with respect to the financial statements of Thrivent Variable Life Account I, which appear in such Registration Statement. We also consent to the references to us as experts under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Services” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, MN

April 29, 2015